Filed Pursuant to Rule 424(b)(7)
Registration No. 333-190567

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED AUGUST 12, 2013

Prospectus Supplement to Prospectus dated August 12, 2013

2,968,276 Shares

Common Stock

The selling stockholders are selling 2,968,276 shares of WageWorks, Inc. common stock in this offering. We will not receive any proceeds from the sale of the shares to be offered by the selling stockholders.

Our common stock is listed on the New York Stock Exchange under the symbol “WAGE.” On August 9, 2013, the last reported sale price on the New York Stock Exchange was $41.51 per share.

The underwriters have an option to purchase a maximum of 445,241 additional shares from the selling stockholders identified in this prospectus supplement to cover overallotments of shares.

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. Investing in our common stock involves risks. See “Risk Factors” on page S-7 of this prospectus supplement.

	Per Share	Total
Public Offering Price	$	$
Discounts and commissions to underwriters(1)	$	$
Offering proceeds to selling stockholders, before expenses	$	$

(1)	We refer you to “Underwriting” beginning on page S-21 of this prospectus supplement for additional information regarding underwriting compensation.

Delivery of the shares of common stock will be made on or about                     , 2013.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

William Blair	Stifel

Prospectus Supplement dated                     , 2013

WageWorks®

> Flexible Spending Accounts

> Commuter Benefits

> Health Savings Accounts

> Health Reimbursement Arrangements

> COBRA

Our programs provide material savings to both Employers and Employees – a win-win proposition.

Employees reduce their taxes by participating in FSA, HSA and Commuter programs.

Fantastic.

Just what working families need.

WageWorks®

Health Care Card

4000 1234 5678 9010

4000

GOOD THRU 12/11

JOHN R. SMITH

DEBIT

VISA

WageWorks®

Commuter Card

TRANSIT

5150 4099 9123

5150

Debit

4567

MasterCard

VALID THRU 12/11

JOHN R. SMITH

www.wageworks.com

- Flexible Spending Accounts
- Commuter Benefits
- Health Savings Accounts
- Health Reimbursement Arrangements
- COBRA
- Plus Additional Benefits

Our Consumer-Directed Benefits provide savings to both Employers and Employees – a win-win proposition.

With WageWorks, Everyone Benefits.

EZ Receipts® Mobile App
File a Claim or Submit a Receipt.
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Account
WageWorks
John J Sample
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Visit us at **www.wageworks.com**

WageWorks

Unless we have indicated otherwise, references in this prospectus supplement to “WageWorks,” “we,” “us,” “our” and similar terms refer to WageWorks, Inc. and its subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. Neither we, the selling stockholders, nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate or complete as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information. You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. The SEC also maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.wageworks.com. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases, or the negative of those expressions or phrases, identify forward-looking statements.

S-ii

Although we believe that we have a reasonable basis for each forward-looking statement contained, or incorporated by reference, in this prospectus supplement, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ.

Other unknown or unpredictable factors could also harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. As a result of the factors described in this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the filing of such document.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying base prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section entitled “Risk Factors” in this prospectus supplement as well as the consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

WageWorks, Inc.

We are a leading on-demand provider of tax-advantaged programs for consumer-directed health, commuter and other employee spending account benefits, or CDBs, in the United States. We administer and operate a broad array of CDBs, including spending account management programs, such as health and dependent care Flexible Spending Accounts, or FSAs, Health Savings Accounts, or HSAs, Health Reimbursement Arrangements, or HRAs, and commuter benefits, such as transit and parking programs.

We deliver our CDB programs through a highly scalable delivery model that employer clients and their employee participants may access through a standard web browser on any internet-enabled device, including computers, smart phones and other mobile devices, such as tablet computers. Our on-demand delivery model eliminates the need for our employer clients to install and maintain hardware and software in order to support CDB programs and enables us to rapidly implement product enhancements across our entire user base.

Our CDB programs enable employees and their families to save money by using pre-tax dollars to pay for certain of their healthcare and commuter expenses. Employers financially benefit from our programs through reduced payroll taxes, even after factoring in our fees. Under our FSA, HSA and commuter programs, employee participants contribute funds from their pre-tax income to pay for qualified out-of-pocket healthcare expenses not fully covered by insurance, such as co-pays, deductibles and over-the-counter medical products or for commuting costs.

These employee contributions result in savings to both employees and employers. As an example, based on our average employee participant’s annual FSA contribution of approximately $1,400 and an assumed personal combined federal and state income tax rate of 35%, an employee participant will reduce his or her taxes by approximately $490 per year by participating in an FSA. Our employer clients also realize payroll tax (i.e., FICA and Medicare) savings on the pre-tax contributions made by their employees. In the above FSA example, an employer client would save approximately $64 per participant per year, even after the payment of our fees.

Under our HRA programs, employer clients provide their employee participants with a specified amount of available reimbursement funds to help their employee participants defray out-of-pocket medical expenses, such as deductibles, co-insurance and co-payments. All amounts paid by the employer into HRAs are deductible by the employer as an ordinary business expense and are tax-free to the employee.

Our clients include many of the Fortune 100 and Fortune 500 and over 25,000 small-and-medium-sized businesses, or SMBs. At January 31, 2013, we had approximately 2.8 million employee participants from approximately 27,000 employer clients. We believe that January 31 is the most appropriate point-in-time measurement date for annual plan metrics. Although plan changes and the entry and exit of employers and participants from our programs are usually decided late in the calendar year during open enrollment to be effective on January 1, it is not unusual for employers to still be submitting updated files of participants in early

January. While updates can be delayed past January, any changes from such late updates are usually minimal. Consequently, we believe the January 31 point-in-time measurement date is the most appropriate date to use as a baseline. Our revenues are highly diversified, as our largest client represented only 2.8% of our 2012 revenues and our top 10 employer clients represented only 12.5% of our 2012 revenues. As of July 30, 2013, approximately 3.1 million WageWorks prepaid debit cards had been delivered to employee participants.

We were incorporated in Delaware in 2000. Our principal executive offices are located at 1100 Park Place, 4th Floor, San Mateo, CA 94403, U.S.A., and our telephone number is 1 (650) 577-5200. Our website address is www.wageworks.com. Information contained on our website is not incorporated by reference into this prospectus supplement, and should not be considered to be part of this prospectus supplement.

THE OFFERING

Common stock offered by the selling stockholders	2,968,276 shares

Overallotment option	The underwriters have an option to purchase a maximum of 445,241 additional shares of common stock from the selling stockholders to cover overallotments. The underwriters could exercise this option at any time within 30 days from the date of the prospectus supplement.

Use of proceeds	The principal purposes of this offering are to facilitate an orderly distribution of shares for the selling stockholders and to increase our public float. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. See “Use of Proceeds.”

NYSE trading symbol	“WAGE”

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their right to purchase up to an additional 445,241 shares of common stock from the selling stockholders.

SUMMARY CONSOLIDATED FINANCIAL DATA

The consolidated statements of operations data for the years ended December 31, 2010, 2011 and 2012, are derived from our audited consolidated financial statements that are incorporated by reference into this prospectus supplement. The summary unaudited consolidated financial data for the six months ended June 30, 2012 and 2013 and as of June 30, 2013 are derived from our unaudited consolidated financial statements that are incorporated by reference into this prospectus supplement. The unaudited consolidated financial statements were prepared on a basis consistent with our audited consolidated financial statements and include, in the opinion of management, all adjustments necessary for the fair statement of the financial information contained in those statements. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Summary Consolidated Financial Information

(in thousands, except per share data)

	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
				(unaudited)
Consolidated Statement of Operations Data:
Revenues	$115,047	$135,637	$177,282	$88,087	$110,676
Operating expenses	107,013	122,077	158,350	79,450	96,440

Income from operations	8,034	13,560	18,932	8,637	14,236
Other expense, net	(26,488)	(107)	(1,307)	(430)	(701)

Income (loss) before taxes	(18,454)	13,453	17,625	8,207	13,535
Income tax (provision) benefit	1,204	19,868	(7,126)	(2,973)	(4,907)

Net income (loss)	(17,250)	33,321	10,499	5,234	8,628
Accretion of redemption premium expense	(6,740)	(6,209)	(2,301)	(2,301)	—

Net income (loss) attributable to common stockholders	$(23,990)	$27,112	$8,198	$2,933	$8,628
Net income (loss) per share attributable to common stockholders:
Basic	$(15.70)	$17.65	$0.45	$0.37	$0.26
Diluted	$(15.70)	$1.43	$0.33	$0.13	$0.25
Weighted Average Shares:
Basic	1,528	1,536	18,138	7,907	32,853
Diluted	1,528	20,086	24,414	20,683	34,448

	At December 31,			At June 30,
	2010	2011	2012	2013
				(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$104,280	$154,621	$305,052	$354,982
Total current assets	124,337	179,829	347,287	407,460
Total assets	206,831	278,696	518,767	580,232
Total current liabilities	167,648	215,645	301,379	329,100
Total liabilities	182,254	218,584	362,356	386,052
Total redeemable convertible preferred stock	75,960	82,169	—	—
Total stockholders’ equity (deficit)	(51,383)	(22,057)	156,411	194,180

	Years Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
				(unaudited)
Non-GAAP Financial Data:
Adjusted EBITDA (unaudited)	$22,366	$30,330	$41,354	$20,316	$28,845

Notes to Non-GAAP Financial Data

Definition of Adjusted EBITDA

Adjusted EBITDA is a performance measure that is not calculated in accordance with GAAP. The table immediately following this discussion provides a reconciliation of net income (loss) to Adjusted EBITDA, which is the most directly comparable GAAP measure. Adjusted EBITDA should not be considered as an alternative to net income, income from operations or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate Adjusted EBITDA or similarly titled measures in the same manner that we do. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. We encourage you to evaluate these adjustments, the reasons we consider them appropriate and the material limitations of Adjusted EBITDA as described in footnote 1 to “Selected Consolidated Financial Information” in our Prospectus, filed with the SEC on March 12, 2013.

Our management uses Adjusted EBITDA:

•	as a measure of operating performance;

•	as a factor when determining management’s compensation;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources of our business; and

•	to evaluate the effectiveness of our business strategies.

We believe that the use of Adjusted EBITDA provides consistency and comparability with our past financial performance and facilitates period-to-period comparisons of our operating results by management and investors. Although calculation of Adjusted EBITDA may vary from company-to-company, our detailed presentation may facilitate analysis and comparison of our operating results by management and investors with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results in their public disclosures.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

The following provides a reconciliation of net income (loss) to Adjusted EBITDA:

	Year Ended December 31,			Six Months Ended June 30,
	2010	2011	2012	2012	2013
	(unaudited)			(unaudited)
Net income (loss)	$(17,250)	$33,321	$10,499	$5,234	$8,628
Depreciation	4,164	3,199	2,950	1,446	1,831
Amortization and change in contingent consideration	7,764	11,327	15,674	8,532	9,187
Stock-based compensation expense	2,404	2,244	3,750	1,674	3,558
Interest income	(220)	(36)	(36)	(19)	(13)
Interest expense	188	494	1,772	857	747
Interest expense: amortization of convertible debt discount	21,107	—	—	—	—
Income tax provision (benefit)	(1,204)	(19,868)	7,126	2,973	4,907
Loss (gain) on revaluation of warrants	5,413	(351)	(381)	(381)	—

Adjusted EBITDA	$22,366	$30,330	$41,354	$20,316	$28,845

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below and in Part II, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 before making a decision about investing in our securities. The risks and uncertainties discussed below and in our Quarterly Report on Form 10-Q referenced above are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to the Offering and Our Common Stock

We will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations that affect public companies, which could materially adversely affect our results of operations, financial condition, business and prospects.

We will remain an “emerging growth company” only until December 31, 2013, at which point we will be a large accelerated filer and become subject to the requirements of Section 404 and other provisions of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, for our audited 2013 financials.

As a public company and particularly after we cease to be an “emerging growth company,” we will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the NYSE. We expect that compliance with these rules and regulations will substantially increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

The increased costs will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our results of operations, financial condition, business and prospects.

Substantial sales of our common stock by our stockholders could depress the market price of our common stock regardless of our operating results.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of our common stock and impair our ability to raise capital through offerings of our common stock. As of June 30, 2013, we had approximately 33,780,877 shares of our common stock outstanding. In addition, as of June 30, 2013, there were outstanding options to purchase 3,906,004 shares of our common stock, 2,267,908 of which were vested and exercisable. Substantially all of our outstanding common stock is eligible for sale, subject to Rule 144 volume limitations for holders affected by such limitations, as are shares of our common stock issuable under vested and exercisable options. If our existing stockholders sell a large number of shares of our common stock or the public market perceives that existing stockholders might sell our common stock, the market price of our common stock could decline significantly. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate.

In connection with this offering, we, the selling stockholders and all of our directors and executive officers have entered into lock-up agreements pursuant to which we and they have agreed not to sell any common stock for 90 days after the date of this prospectus supplement without the written consent of the underwriters, subject to certain exceptions, such as sales pursuant to Rule 10b5-1 trading plans adopted by our directors and executive officers prior to the date of their respective lock-up agreements. However, the underwriters may release these securities from these restrictions at any time without notice. We cannot predict what effect, if any, market sales of securities held by our stockholders or the availability of these securities for future sale will have on the market price of our common stock.

Our stock price has been volatile, may continue to be and may decline regardless of our financial performance.

The market price of our common stock has fluctuated and may continue to fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial results;

•	the financial projections we provide to the public, any changes in these projections or our failure to meet these projections;

•

failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	ratings changes by any securities analysts who follow our company;

•	announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in operating performance and stock market valuations of other newly public companies generally, or those in our industry in particular;

•	price and volume fluctuations in the overall stock market, including as a result of trends in the global economy;

•	any major change in our board of directors or management;

•	lawsuits threatened or filed against us; and

•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

In addition, the stock market in general, and the market for newly public companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against such a company. If securities class action litigation is instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources and could materially adversely affect our operating results.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could have the effect of delaying, preventing or rendering more difficult an acquisition of us if such acquisition is deemed undesirable by our board of directors. Our corporate governance documents include provisions that:

•	create a classified board of directors whose members serve staggered three-year terms;

•

authorize “blank check” preferred stock, which could be issued by the board of directors without stockholder approval and may contain voting, liquidation, dividend and other rights superior to our common stock;

•	limit the ability of our stockholders to call and bring business before special meetings;

•	eliminate the ability of stockholders to act by written consent;

•	require advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•	control the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•	provide the board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

These provisions, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.

Any provision of our amended and restated certificate of incorporation or amended and restated bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not expect to declare any dividends in the foreseeable future.

We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. In addition, our existing credit facility prohibits us from paying cash dividends, and any future financing agreements may prohibit us from paying any type of dividends. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

VantagePoint Capital Partners holds a high percentage of our common stock, which may limit the ability of our public stockholders to affect significant corporate actions.

Following this offering, funds affiliated with VantagePoint Capital Partners, or VantagePoint, will hold approximately 12.63% of our outstanding common stock. In addition, we and VantagePoint are parties to a stockholder agreement related to a number of board of directors, stockholder and related governance matters. VantagePoint has the right to designate (and remove or replace) one member of our board of directors so long as VantagePoint owns between 10% and 20% of our outstanding shares. VantagePoint also has the right to select one of its board designees to serve on our compensation committee, our nominating and corporate governance committee and any other special committee of our board of directors, so long as it continues to hold at least 10% of our outstanding shares.

USE OF PROCEEDS

The principal purposes of this offering are to facilitate an orderly distribution of shares for the selling stockholders and to increase our public float. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

We are registering 2,968,276 shares of common stock to permit the stockholders listed in the table below, which we otherwise refer to as the selling stockholders, to resell such shares.

The following table sets forth the number of shares of common stock owned by the selling stockholders prior to this offering, the number of shares of common stock to be offered for sale by the selling stockholders in this offering, the number of shares of common stock to be owned by the selling stockholders after completion of the offering and the percentage of common stock to be owned by the selling stockholders after giving effect to the completion of the offering as of the date hereof. We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before August 12, 2013. The beneficial ownership of our common stock by the selling stockholders set forth in the table is determined as of June 30, 2013 in accordance with Rule 13d-3 under the Exchange Act.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering	Number of Shares Being Offered	Assuming the Underwriter’s Option to Purchase Is Not Exercised		Assuming the Underwriters’ Option to Purchase Is Exercised in Full
				Number of Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering	Shares Offered Pursuant to the Underwriters’ Option to Purchase	Number of Shares Beneficially Owned After the Offering	Percentage of Shares Beneficially Owned After the Offering
Joseph L. Jackson(1)	1,329,934	3.79%	340,000	989,934	2.85%	—	989,934	2.85%
Thomas A. Bevilacqua(2)	22,836	*	14,000	8,836	*	—	8,836	*
Edgar O. Montes(3)	225,797	*	35,000	190,797	*	—	190,797	*
Kimberly L. Jackson(4)	168,084	*	20,000	148,084	*	—	148,084	*
Funds managed by VantagePoint Capital Partners(5)	6,836,839	20.23%	2,554,759	4,268,080	12.63%	445,241	3,882,839	11.31%
Annette Bianchi	1,517	*	1,517	—	—	—	—	—
Stephan Dolezalek	3,742	*	3,000	742	*	—	742	*

*	Represents beneficial ownership of less than 1%.
(1)	Includes options to purchase 1,326,250 shares of our common stock exercisable within 60 days of as of June 30, 2013. Joseph L. Jackson has served as our Chief Executive Officer, and as a member of our Board, since February 2007.
(2)	Consists of 22,836 shares subject to options held by Mr. Bevilacqua that are exercisable within 60 days as of June 30, 2013. VantagePoint Management, Inc. has the authority to direct the exercise of the options held by Mr. Bevilacqua. Mr. Bevilacqua disclaims beneficial ownership of the options and the shares underlying the options, except to the extent of his pecuniary interests in the shares. The address of Mr. Bevilacqua is 1001 Bayhill Drive, Suite 300, San Bruno, California 94066.
(3)	Includes options to purchase 225,000 shares of our common stock exercisable within 60 days as of June 30, 2013. Edgar O. Montes has served as our Chief Operating Officer (COO) since December 2012.
(4)	Includes options to purchase 166,000 shares of our common stock exercisable within 60 days as of June 30, 2013. Kimberly L. Jackson has served as our Senior Vice President, General Counsel and Secretary since March 2008.
(5)	Includes 6,049,128 shares held by VantagePoint Venture Partners IV (Q), L.P., 612,741 shares held by VantagePoint Venture Partners IV, L.P., 128,268 shares held by VantagePoint Venture Partners IV Principals Fund, L.P., and 23,866 shares held by VantagePoint Venture Associates IV, L.L.C. VantagePoint Venture Associates IV, L.L.C. is the general partner of these VantagePoint limited partnerships and may be deemed to have beneficial ownership of these shares. Also includes 22,836 shares subject to options held by Mr. Bevilacqua that are exercisable within 60 days as of June 30, 2013. VantagePoint Management, Inc. has the authority to direct the exercise of the options held by Mr. Bevilacqua. Alan E. Salzman, CEO of VantagePoint Management, Inc. and Managing Member of VantagePoint Venture Associates IV, L.L.C., may be deemed to beneficially own the shares subject to these options. Mr. Bevilacqua disclaims beneficial ownership of all options or shares beneficially owned by entities affiliated with VantagePoint Capital Partners, except to the extent of their respective pecuniary interests therein. Mr. Bevilacqua has served as a member of our Board since November 2009, as a member of our compensation committee since February 2010 and as a member of our nominating and corporate governance committee since February 2011. Mr. Bevilacqua has served as a Managing Director and Group Co-leader, Information Technology with VantagePoint Capital Partners since November 2007.

DESCRIPTION OF COMMON STOCK

General

The following is a summary of the rights of our common stock and preferred stock and certain provisions of our restated certificate of incorporation and amended and restated bylaws. For more detailed information, please see our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus supplement is part.

Our authorized capital stock consists of 1,100,000,000 shares, with a par value of $0.001 per share, of which:

•	1,000,000,000 shares are designated as common stock; and

•	100,000,000 shares are designated as preferred stock.

As of June 30, 2013, we had outstanding 33,780,877 shares of common stock, held of record by 32 stockholders. In addition, as of June 30, 2013, 3,906,004 shares of our common stock were subject to outstanding options.

Common Stock

Pursuant to our amended and restated certificate of incorporation, the holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. This amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up of our company, subject to the rights, if any of the holders of our preferred stock, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the board of directors and issued in the future.

Preferred Stock

The board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time-to-time shares of preferred stock in one or more series without stockholder approval. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Stockholder Agreement

We and VantagePoint entered into a stockholder agreement providing VantagePoint with the right to (i) designate (and remove or replace) a member of our board of directors, (ii) select one of its board designees to serve on our compensation committee, our nominating and corporate governance committee and any other special committee of our board of directors, (iii) approve certain corporate actions and certain amendments or modifications of our certificate of incorporation and bylaws and (iv) access our books and records, subject to customary confidentiality and non-disclosure provisions, all as described in more detail in the “Certain Relationships And Related Party Transactions” section in our Proxy Statement on Schedule 14A filed on March 1, 2013, incorporated by reference herein.

Registration Rights

Following this offering’s completion, pursuant to the Amended and Restated Investors’ Rights Agreement dated as of December 22, 2005, as amended, the holders of an aggregate of 4,572,229 shares of common stock are entitled to rights with respect to the registration of these shares under the Securities Act of 1933, as amended. These rights include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

The registration rights terminate with respect to an individual holder after the date that is five years following the completion of our initial public offering or, with respect to the piggyback registration rights discussed below, at such time as the holders may sell all shares in any ninety day period under Rule 144.

Demand Registration Rights. Following this offering’s completion, the holders of an aggregate of 4,572,229 shares of our common stock, or their permitted transferees, are currently entitled to demand registration rights. Under the terms of the investors’ rights agreement, we will be required, at our expense, upon the written request of holders of a majority of these shares, to use our best efforts to register all or a portion of these shares for public resale. We are required to effect only two registrations pursuant to this provision of the investors’ rights agreement. We are not required to effect a demand registration prior to 180 days after the effective date of this registration statement.

Short-Form Registration Rights. Following this offering’s completion, the holders of an aggregate of 4,572,229 shares of our common stock, or their permitted transferees, are also currently entitled to short-form registration rights. If we are eligible to file a registration statement on Form S-3, these holders have the right, upon written request, to have such shares registered by us at our expense if the proposed aggregate offering price of the shares to be registered by the holders requesting registration, net of underwriting discounts and commissions, is at least $2,000,000, subject to certain exceptions. We are required to effect only two registration statements on Form S-3 during a twelve month period.

Piggyback Registration Rights. Following this offering’s completion, the holders of an aggregate of 4,259,244 shares of our common stock, or their permitted transferees, are currently entitled to piggyback registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration at our expense. The underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to certain limitations.

Anti-Takeover Effects of Delaware Law and Our Restated Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to first negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation and bylaws include provisions that:

•

authorize our board of directors to issue, without further action by the stockholders, up to 100,000,000 shares of undesignated preferred stock, which may contain voting, liquidation, dividend and other rights superior to our common stock;

•	limit the ability of stockholders to act by written consent;

•	limit the ability of our stockholders to call and bring business before special meetings of our stockholders;

•	establish an advance notice procedure for stockholder approvals to be brought before meetings of our stockholders, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

•	control the procedures for the conduct and scheduling of board of directors and stockholder meetings; and

•	provide the board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the “interested stockholder.” Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing

Our common stock is listed on the NYSE under the symbol “WAGE.”

PRICE RANGE OF COMMON STOCK

Our common stock has been listed on the New York Stock Exchange, or the NYSE, under the symbol “WAGE” since May 10, 2012. Prior to that date, there was no public trading market for our common stock. The following table sets forth for the periods indicated the high and low sales prices per share of our common stock as reported on the NYSE:

	High	Low
For the year ended December 31, 2012:
Second Quarter (from May 10, 2012)	$15.40	$9.75
Third Quarter	$18.87	$12.36
Fourth Quarter	$19.79	$17.01
For the year ending December 31, 2013:
First quarter	$26.25	$17.32
Second quarter	$34.95	$23.91
Third quarter (through August 9, 2013)	$41.87	$32.88

On August 9, 2013, the last reported sale price of our common stock on the NYSE was $41.51 per share. As of June 30, 2012, we had 32 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our capital stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent on a number of factors, including our earnings, capital requirements and overall financial conditions. Currently, our credit facility with Union Bank, N.A. prohibits our payment of any dividends without obtaining its prior written consent, other than dividends payable solely in our common stock.

MATERIAL UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following discussion is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by certain non-U.S. holders (as defined below). This discussion only applies to non-U.S. holders who purchase and hold our common stock as a capital asset for U.S. federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances.

For purposes of this discussion, a “non-U.S. holder” means a person that for U.S. federal income tax purposes is not a partnership (or entity treated as such for U.S. federal income tax purposes) and is not any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, and Treasury regulations, administrative rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in U.S. federal income and estate tax consequences different from those summarized below. No ruling has been or will be sought from the Internal Revenue Service, or the IRS, with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the ownership or disposition of our common stock, or that any such contrary position would not be sustained by a court. This discussion does not address all aspects of U.S. federal income and estate tax law and does not describe any other U.S. federal, non-U.S., state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, this discussion does not describe the U.S. federal income and estate tax consequences applicable to a non-U.S. holder who is subject to special treatment under U.S. federal income tax laws (including, without limitation, certain former citizens and former long-term residents, a “controlled foreign corporation,” a “passive foreign investment company,” a corporation that accumulates earnings to avoid U.S. federal income tax, a partnership or other entity treated as such for U.S. federal income tax purposes or an investor in any such entity, a tax-exempt organization, a bank or other financial institution, a broker, dealer or trader in securities, commodities or currencies, a person holding our common stock as part of a hedging, conversion, straddle, constructive sale or other risk reduction transaction or an insurance company). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions on Common Stock

As described in the section titled “Dividend Policy,” we currently do not anticipate paying dividends on our common stock in the foreseeable future. If, however, we make cash or other property distributions on our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. holder’s basis in the common stock, but not below zero, and, to the extent such portion exceeds the non-U.S. holder’s basis, the excess will be treated as gain from the disposition of stock, the tax treatment of which is discussed below under “—Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, where an income tax treaty applies, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) are not subject to the withholding tax, provided that the non-U.S. holder furnishes to us or our paying agent a valid IRS Form W-8ECI (or other applicable form). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty for dividends will be required to (a) furnish to us or our paying agent a valid IRS Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits, or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury regulations.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Disposition of Common Stock

Any gain realized by a non-U.S. holder on the disposition of our common stock generally will not be subject to U.S. federal income or withholding tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the calendar year of that disposition, and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes, as such term is defined in section 897(c) of the Code during the shorter of the five-year period ending on the date of disposition or your holding period of our common stock. As long as our common stock is regularly traded on an established securities market, within the meaning of section 897(c)(3) of the Code, these rules will apply only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code. We believe we are not and do not expect to become a U.S. real property holding corporation.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and if it is a corporation, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale (or such lower rate as specified by an applicable income tax treaty), which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

A non-U.S. holder described in the third bullet point above will be subject to U.S. federal income tax under regular graduated U.S. federal income tax rates with respect to the gain recognized.

U.S. Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

A non-U.S. holder will be subject to backup withholding (currently at a rate of 28%) for dividends paid to such non-U.S. holder unless such non-U.S. holder certifies under penalty of perjury on a properly completed Form W-8BEN (or other appropriate Form W-8) that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such non-U.S. holder is a U.S. person as defined under the Code), or such non-U.S. holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury on a properly completed Form W-8BEN (or other appropriate Form W-8) that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Legislation Relating to Foreign Accounts

Legislation enacted in 2010 may impose withholding taxes on certain types of payments made to “foreign financial institutions” (as specially defined under those rules) and certain other non-U.S. entities if additional certification, information reporting and other specified requirements are not met. The legislation may impose a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the U.S. governing such reporting and withholding requirements may be subject to different rules.

Under current IRS guidance the withholding provisions described above will generally apply to payments of dividends on our common stock made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding the potential impact of these rules on their investment in our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, owning and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

The underwriters named below, for which William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and among the underwriters, us and the selling stockholders to purchase from the selling stockholders, the respective number of shares of common stock set forth opposite each underwriter’s name in the table below.

Underwriter	Number of Shares
William Blair & Company, L.L.C.
Stifel, Nicolaus & Company, Incorporated
Total	2,968,276

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the overallotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Certain selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 445,241 additional shares from them at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any overallotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $         per share. After the offering the representatives may change the public offering price and concession.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share				Total
	Without Overallotment		With Overallotment		Without Overallotment		With Overallotment
Underwriting Discounts and Commissions paid by the selling stockholders	$		$		$		$
Expenses payable by us	$		$		$		$
Expenses payable by the selling stockholders		$—		$—		$—		$—

We estimate that our portion of the total expenses of this offering will be $        . We have also agreed to reimburse the underwriters for certain of their expenses in an amount up to $         as set forth in the underwriting agreement.

The representatives have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered. The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions, including a limited number of shares which may be issued by us in connection with acquisitions of other businesses.

Our directors, executive officers and the selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions (including an exception for periodic sales by our directors and executive officers for shares of our common stock pursuant to Rule 10b5-1 trading plans adopted by such directors and officers prior to the date of their respective lock-up agreements), for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of William Blair & Company, L.L.C. and Stifel, Nicolaus & Company, Incorporated, on behalf of the underwriters (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), enter into a transaction which would have the same effect or engage in any transaction that would require a filing pursuant to §13 or §16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, (2) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, (3) publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, or (4) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in each case other than certain limited exceptions.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

The shares of our common stock are listed on the NYSE under the symbol “WAGE.”

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time-to-time, performed, and may in the future perform, various financial advisory, lending and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, and penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Overallotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the overallotment option. In a naked short position, the number of shares involved is greater than the number of shares in the overallotment option. The underwriters may close out any covered short position by either exercising their overallotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. If the underwriters sell more shares than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute such prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

The underwriters and their affiliates have provided certain commercial banking, financial advisory and investment banking services for us for which they receive fees. Affiliates of certain of the underwriters from time-to-time enter bids with respect to mortgage-backed security trades with us and the lowest bidder purchases those securities. The underwriters and their affiliates may from time-to-time in the future perform services for us and engage in other transactions with us.

The common stock is being offered for sale in those jurisdictions in the United States, the European Union and elsewhere where it is lawful to make such offers.

Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the shares of common stock directly or indirectly, or distribute this prospectus supplement, the accompanying prospectus or any other offering material relating to the shares of common stock, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of common stock which are the subject of the offering contemplated by this prospectus supplement may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares of common stock shall result in a requirement for the publication by us or any representative of a prospectus supplement pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares of common stock within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus supplement and the accompanying prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares of common stock through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus supplement.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of common stock to be offered so as to enable an investor to decide to purchase any shares of common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares of common stock under, the offer of shares of common stock contemplated by this prospectus supplement will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares of common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares of common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale, or (ii) where shares of common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares of common stock to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to prospective investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Hong Kong

The shares of common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of the issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made thereunder.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

By accepting this prospectus supplement and the accompanying prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Notice to prospective investors in Germany

Each person who is in possession of this prospectus supplement and the accompanying prospectus is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act, Wertpapier-Verkaufsprospektgesetz, or the Act, of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to prospective investors in France

The shares of common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the shares of common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

Notice to prospective investors in The Netherlands

Our common stock may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities) (hereinafter, “the Professional Investors”), provided that in the offer, prospectus supplement, the accompanying prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock, and this prospectus supplement or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

Notice to prospective investors in Italy

No prospectus has or will be registered in the Republic of Italy with the Italian Stock Exchange Commission (Commissione Nazionale per le Societá di Borsa), or Consob, pursuant to the Prospectus Directive and Italian laws and regulations on financial products. Accordingly, the common stock may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus supplement, the accompanying prospectus or any other document relating to the common stock may not be distributed in the Republic of Italy, except to (a) qualified investors (investori qualificati), or the Qualified Investors, pursuant to Article 100 of Legislative Decree no. 58 dated February 24, 1998, as amended, or the Financial Act, as defined in Article 34-ter of Consob Regulation no. 11971 dated May 14, 1999, as amended, Regulation no. 11971; or (b) in circumstances where there is an exemption from the rules governing an offer to the public of financial products pursuant to Article 94 et seq. of the Financial Act, and to Regulation no. 11971. Any offer, sale or delivery of the common stock in the Republic of Italy must be (a) made by an investment firm, a bank or financial intermediary authorized to engage in such activities in Italy, in compliance with the Financial Act and with Legislative Decree no. 385 dated September 1, 1993, as amended and Consob Regulation no. 16190 dated October 29, 2007, as amended, and any other applicable law and regulation, and (b) in compliance with any applicable Italian laws and regulations and any other condition or limitation that may be imposed by Consob, the Bank of Italy (Banca d’Italia) and any other relevant Italian authorities.

Notice to prospective investors in Switzerland

This document, as well as any other material relating to the shares of common stock which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares of common stock will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares of common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares of common stock are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares of common stock with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares of common stock, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Latham & Watkins LLP, Menlo Park, California is representing the underwriters in this offering.

EXPERTS

The consolidated financial statements and schedule of WageWorks, Inc. and subsidiaries as of December 31, 2011 and 2012, and for each of the years in the three-year period ended December 31, 2012, have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

The statements of financial position of TransitCenter, Inc. as of December 31, 2011 and 2010 and the related statements of activities and cash flows for each of the years in the two-year period ended December 31, 2011 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated in this prospectus supplement by reference to our Current Report on Form 8-K dated as of August  12, 2013, in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (excluding any document, or portion thereof, to the extent disclosure is furnished and not filed):

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 27, 2013, as amended by that Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 11, 2013;

•	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on March 1, 2013;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013, filed with the SEC on May 9, 2013 and August 7, 2013, respectively;

•	Our Current Reports on Form 8-K, filed with the SEC on January 7, 2013, March 1, 2013, April 17, 2013 and August 12, 2013; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-35232), filed with the SEC on July 12, 2011, including any subsequent amendment or any report filed for the purpose of updating such description.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of such reports and other documents.

Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

Any statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owners, to whom a prospectus supplement and the accompanying prospectus is delivered, upon written or oral request of any such person, a copy of the reports and documents that have been incorporated by reference into this prospectus supplement, at no cost. Any such request should be directed to:

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

Attention: General Counsel

(650) 577-5200

generalcounsel@wageworks.com

These documents are also available on the Investor Relations section of our website, which is located at http://www.wageworks.com, or as described under “Where You Can Find Additional Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

Prospectus

7,236,356 Shares

WageWorks, Inc.

Common Stock

We or any selling stockholder may offer from time to time, in one or more offerings, up to an aggregate amount of 7,236,356 shares of common stock. We will provide the specific terms of any offering and the offered securities in supplements to this prospectus.

This prospectus provides a general description of the securities we or any selling stockholder may offer. Each time we or any selling stockholder sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement which will describe the method and terms of the related offering. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. We urge you to carefully read this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents we incorporate by reference before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “WAGE.” On August 9, 2013, the last reported sale price for our common stock was $41.51 per share.

Investing in our securities involves risks. See the “Risk Factors” section on page 4 and similar headings in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We or any selling stockholder may sell the securities to or through one or more underwriters, to other purchasers, through dealers or agents, or through a combination of these methods on an immediate, continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Prospectus dated August 12, 2013

This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction.

-i-

SUMMARY

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we or the selling stockholders to be named in a supplement to this prospectus may sell the securities described in this prospectus in one or more offerings from time to time.

This prospectus provides you with a general description of the securities we or any selling stockholder may offer. Each time we or any selling stockholder sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus may also add to, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement or any related free writing prospectus.

The prospectus supplement to be attached to the front of this prospectus may describe, as applicable: the terms of the securities offered, the initial public offering price, the price paid for the securities, the net proceeds and the other specific terms related to the offering of these securities.

You should only rely on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any applicable prospectus supplement or any related free writing prospectus is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

References in this prospectus to “WageWorks,” the “Company,” “we,” “us” and “our” refer to WageWorks, Inc. and its subsidiaries, unless otherwise specified.

WageWorks

We are a leading on-demand provider of tax-advantaged programs for consumer-directed health, commuter and other employee spending account benefits, or CDBs, in the United States. We administer and operate a broad array of CDBs, including spending account management programs, such as health and dependent care Flexible Spending Accounts, or FSAs, Health Savings Accounts, or HSAs, Health Reimbursement Arrangements, or HRAs, and commuter benefits, such as transit and parking programs.

We deliver our CDB programs through a highly scalable delivery model that employer clients and their employee participants may access through a standard web browser on any internet-enabled device, including computers, smart phones and other mobile devices, such as tablet computers. Our on-demand delivery model eliminates the need for our employer clients to install and maintain hardware and software in order to support CDB programs and enables us to rapidly implement product enhancements across our entire user base.

Our CDB programs enable employees and their families to save money by using pre-tax dollars to pay for certain of their healthcare and commuter expenses. Employers financially benefit from our programs through reduced payroll taxes, even after factoring in our fees. Under our FSA, HSA and commuter programs, employee participants contribute funds from their pre-tax income to pay for qualified out-of-pocket healthcare expenses not fully covered by insurance, such as co-pays, deductibles and over-the-counter medical products or for commuting costs.

These employee contributions result in savings to both employees and employers. As an example, based on our average employee participant’s annual FSA contribution of approximately $1,400 and an assumed personal combined federal and state income tax rate of 35%, an employee participant will reduce his or her taxes by approximately $490 per year by participating in an FSA. Our employer clients also realize payroll tax (i.e., FICA and Medicare) savings on the pre-tax contributions made by their employees. In the above FSA example, an employer client would save approximately $64 per participant per year, even after the payment of our fees.

Under our HRA programs, employer clients provide their employee participants with a specified amount of available reimbursement funds to help their employee participants defray out-of-pocket medical expenses, such as deductibles, co-insurance and co-payments. All amounts paid by the employer into HRAs are deductible by the employer as an ordinary business expense and are tax-free to the employee.

Our clients include many of the Fortune 100 and Fortune 500 and over 25,000 small-and-medium-sized businesses, or SMBs. At January 31, 2013, we had approximately 2.8 million employee participants from approximately 27,000 employer clients. We believe that January 31 is the most appropriate point-in-time measurement date for annual plan metrics. Although plan changes and the entry and exit of employers and participants from our programs are usually decided late in the calendar year during open enrollment to be effective on January 1, it is not unusual for employers to still be submitting updated files of participants in early January. While updates can be delayed past January, any changes from such late updates are usually minimal. Consequently, we believe the January 31 point-in-time measurement date is the most appropriate date to use as a baseline. Our revenues are highly diversified, as our largest client represented only 2.8% of our 2012 revenues and our top 10 employer clients represented only 12.5% of our 2012 revenues. As of July 30, 2013, approximately 3.1 million WageWorks prepaid debit cards had been delivered to employee participants.

We were incorporated in Delaware in 2000. Our principal executive offices are located at 1100 Park Place, 4th Floor, San Mateo, CA 94403, U.S.A., and our telephone number is 1 (650) 577-5200. Our website address is www.wageworks.com. Information contained on our website is not incorporated by reference into this prospectus, and should not be considered to be part of this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” “could,” and similar expressions or phrases, or the negative of those expressions or phrases, identify forward-looking statements.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ.

Other unknown or unpredictable factors could also harm our results. Consequently, actual results or developments anticipated by us may not be realized or, even if substantially realized, may not have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. As a result of the factors described in this prospectus, any applicable prospectus supplement or free writing prospectus and the documents we incorporate by reference in this prospectus, we undertake no obligation to publicly disclose any revisions to these forward-looking statements to reflect events or circumstances occurring subsequent to the filing of such document.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” beginning on page 35 of our quarterly report on Form 10-Q for the period ended June 30, 2013, which is incorporated by reference herein, as well as the other information contained or incorporated by reference in this prospectus or any prospectus supplement hereto before making a decision to invest in our securities.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities that we may offer under this prospectus and any applicable prospectus supplement or free writing prospectus will be used for general corporate purposes, including strategic acquisitions, channel partner arrangements, capital expenditures and operating costs. We will have significant discretion in the use of any net proceeds. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. We may invest the net proceeds temporarily in short- and intermediate-term, interest bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government until we use them for their stated purpose. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that purpose in the applicable prospectus supplement and/or free writing prospectus. We are not currently in negotiations with any potential targets, however, we may elect to use the proceeds from the sale of the offered securities to acquire assets and businesses in our industry that from time to time become available to us provided that such acquisitions are deemed to be in our and our stockholders best interest by our board of directors.

DESCRIPTION OF THE SECURITIES

We or any selling stockholder may issue from time to time, in one or more offerings, shares of our common stock, par value $0.001 per share.

We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of the common stock that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us will be contained in the applicable prospectus supplement, and other offering material, relating to such offer.

LEGAL MATTERS

In connection with offerings of particular securities in the future, and if stated in the appropriate prospectus supplement, the validity of the securities may be passed upon for us by our counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. If stated in the appropriate prospectus supplement, Latham & Watkins LLP, Menlo Park, California will represent the underwriters in any offerings of particular securities in the future. Additional legal matters may be passed upon for us, the selling stockholders, or any underwriters, dealers or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of WageWorks, Inc. and subsidiaries as of December 31, 2011 and 2012, and for each of the years in the three-year period ended December 31, 2012 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, upon the authority of said firm as experts in accounting and auditing.

The statements of financial position of TransitCenter, Inc. as of December 31, 2011 and 2010 and the related statements of activities and cash flows for each of the years in the two-year period ended December 31, 2011 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated in this registration statement by reference to our Current Report on Form 8-K dated as of August 12, 2013, in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information. Except to the extent furnished and not filed with the Securities and Exchange Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by the SEC rules, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated.

The documents we incorporate by reference into this prospectus are:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 27, 2013, as amended by that Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 11, 2013;

•	The information specifically incorporated by reference into the Annual Report from our definitive proxy statement on Schedule 14A, filed with the SEC on March 1, 2013;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013 and June 30, 2013, filed with the SEC on May 9, 2013 and August 7, 2013, respectively;

•	Our Current Reports on Form 8-K, filed with the SEC on January 7, 2013, March 1, 2013, April 17, 2013 and August 12, 2013; and

•

The description of our common stock contained in our Registration Statement on Form 8-A (Commission File No. 001-35232), filed with the SEC on July 12, 2011, including any subsequent amendment or any report filed for the purpose of updating such description.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings (excluding exhibits, unless specifically incorporated by reference), at no cost, by writing or calling us at the following address or telephone number:

WageWorks, Inc.

1100 Park Place, 4th Floor

San Mateo, California 94403

Attention: General Counsel

(650) 577-5200

generalcounsel@wageworks.com

These documents are also available on the Investor Relations section of our website, which is located at http://www.wageworks.com, or as described under “Where You Can Find Additional Information” below. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. We therefore file periodic reports, current reports, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operations of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

Our Internet address is www.wageworks.com. We make available, free of charge, through our Internet website copies of our recent filings with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the Securities and Exchange Commission. Information contained on our website is not incorporated by reference to this prospectus.

Our common stock is quoted on the New York Stock Exchange under the symbol “WAGE” and you may inspect reports and other information concerning us at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

We have filed a registration statement on Form S-3 regarding this offering with the Securities and Exchange Commission under the Securities Act of 1933. This prospectus, which constitutes a part of the registration statement, does not contain all the information contained in the registration statement, certain items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement and its exhibits to read that information. Statements made in this prospectus as to the content of any contract, agreement or other document are not necessarily complete and you should refer to the contracts, agreements and other documents attached exhibits to the registration statement for a more complete description of the agreements, contracts and other documents.

WageWorks®

American Businesses Choose WageWorks for Consumer-Directed Benefits

- Service Excellence
- Technology and Innovation
- Consumer Engagement

With WageWorks, Everyone Benefits.

Visit us at **www.wageworks.com**

2,968,276 Shares

Common Stock

Prospectus Supplement

                    , 2013

William Blair

Stifel